REPORT OF SHAREHOLDER MEETING
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On August 17, 2005, a joint special meeting of shareholders was held at which the eleven Trustees identified below were elected (Proposal No. 1). The meeting was adjourned until September 16, 2005 to allow the Fund to solicit additional votes for the proposals to change, add or eliminate certain fundamental investment policies (Proposal No. 2) as described in the Fund's proxy statement for that meeting. On September 16, 2005, the meeting was reconvened and the proposals regarding changes in, or the addition or elimination of, certain fundamental investment policies were approved (Proposal No. 2). The following is a report of the votes cast:

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PROPOSAL NO. 1

NOMINEE                      FOR                WITHHELD          TOTAL
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TRUSTEES
Matthew P. Fink              75,278,297.718     1,007,691.920     76,285,989.638
Robert G. Galli              75,197,746.301     1,088,243.337     76,285,989.638
Phillip A.Griffiths          75,264,029.157     1,021,960.481     76,285,989.638
Mary F. Miller               75,249,816.127     1,036,173.511     76,285,989.638
Joel W. Motley               75,280,889.075     1,005,100.563     76,285,989.638
John V. Murphy               75,272,445.840     1,013,543.798     76,285,989.638
Kenneth A. Randall           75,173,621.040     1,112,368.598     76,285,989.638
Russell S. Reynolds, Jr.     75,181,608.405     1,104,381.233     76,285,989.638
Joseph M. Wikler             75,271,732.323     1,014,257.315     76,285,989.638
Peter I. Wold                75,265,940.056     1,020,049.582     76,285,989.638
Clayton K. Yeutter           75,190,387.740     1,095,601.898     76,285,989.638

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PROPOSAL NO. 2: TO APPROVE A MODIFICATION TO THE FUND'S FUNDAMENTAL INVESTMENT
OBJECTIVE

                                                                                       BROKER
              FOR                                    AGAINST         ABSTAIN        NON-VOTES            TOTAL
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
2a: Borrowing
    47,574,064.981                             1,448,086.264   1,767,027.116   19,587,971.000   70,377,149.361
2b: Concentration of Investments
    47,866,779.192                             1,174,695.147   1,747,704.022   19,587,971.000   70,377,149.361
2c: Diversification of Investments
    48,066,408.659                             1,042,842.995   1,679,926.707   19,587,971.000   70,377,149.361
2g: Investing in Other Investment Companies
    47,327,830.926                             1,722,500.619   1,738,846.816   19,587,971.000   70,377,149.361
2h: Lending
    47,395,297.556                             1,639,064.303   1,754,816.502   19,587,971.000   70,377,149.361
2k: Real Estate and Commodities
    47,698,075.453                             1,384,941.212   1,706,161.696   19,587,971.000   70,377,149.361
2l: Senior Securities
    47,609,876.054                             1,418,531.160   1,760,771.147   19,587,971.000   70,377,149.361